 Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Malvern Bancorp, Inc. Reports Fourth Quarter and 2019 Fiscal Year End Results

PAOLI, PA., October 30, 2019 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the "Company"), parent company of Malvern Bank, National Association (“Malvern” or the “Bank”), today reported operating results for the fourth quarter ended September 30, 2019. Net income amounted to $2.7 million, or $0.35 per fully diluted common share, for the quarter ended September 30, 2019, compared with net income of $2.6 million, or $0.41 per fully diluted common share, for the quarter ended September 30, 2018. Annualized return on average assets (“ROAA”) was 0.86 percent for the quarter ended September 30, 2019, compared to 1.02 percent for the quarter ended September 30, 2018, and annualized return on average equity (“ROAE”) was 7.65 percent for the quarter ended September 30, 2019, compared with 9.63 percent for the quarter ended September 30, 2018.

For the fiscal year ended September 30, 2019, net income amounted to $9.3 million, or $1.22 per fully diluted common share, compared with net income of $7.3 million, or $1.13 per fully diluted common share, for fiscal year ended September 30, 2018. ROAA was 0.80 percent for the fiscal year ended September 30, 2019, compared to 0.69 percent for the fiscal year ended September 30, 2018, and ROAE was 6.78 percent for the fiscal year ended September 30, 2019, compared with 6.88 percent for the fiscal year ended September 30, 2018. Excluding provision for loan loss expense, net of tax, of $1.9 million, adjusted ROAA was 0.96 percent and adjusted ROAE was 8.14 percent for the fiscal year ended September 30, 2019.

“We are proud of our accomplishments throughout our fiscal year, especially with respect to our year over year growth in gross loans of 11.7%, total assets of 22.4% and deposits of 23.2%. We did so in a challenging environment and while maintaining strong asset quality and a solid efficiency ratio. We believe we are well positioned to grow and continue to execute on our strategic plan,” commented Anthony C. Weagley, President & Chief Executive Officer.

Joseph D. Gangemi, Chief Financial Officer of the Company, added: “The change in the net interest margin was primarily due to new margin compression caused by the continued high levels of cash and elevated loan payoffs. Absent these items, the core net interest margin likely would have been closer to 2.70 percent and more in-line with our internal business plans.” He added, “as a result of the September cut in the Federal Funds Rate and the expectation of another 25 basis point cut later this year, we believe that the near-term compression will be abated through the combined deployment of cash and reduction of excess cash, improving spreads.”

1

Linked Quarter Financial Ratios (unaudited)

As of or for the quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Return on average assets (1)	0.86%	0.88%	0.70%	0.74%	1.02%
Return on average equity (1)	7.65%	7.66%	5.74%	6.00%	9.63%
Net interest margin (tax equivalent basis) (2)	2.45%	2.54%	2.67%	2.65%	2.85%
Loans / deposits ratio	106.64%	106.52%	106.82%	110.70%	117.62%
Shareholders’ equity / total assets	11.26%	11.03%	11.37%	12.02%	10.72%
Efficiency ratio, non-GAAP (1) (2) (3)	54.3%	56.6%	57.2%	47.8%	58.3%
Book value per common share	$18.35	$17.99	$17.68	$17.45	$16.84

_____________

(1)	Annualized.
(2)	Information reconciling non-GAAP measures to GAAP measures is presented beginning on page 12 in this press release.

(3)	Efficiency ratio is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income.

Linked Quarter Income Statement Highlights

(unaudited) (in thousands, except share and per share data)

For the quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Net interest income	$7,418	$7,461	$7,249	$6,947	$7,109
Provision for loan losses	—	56	870	1,453	125
Net interest income after provision for loan losses	7,418	7,405	6,379	5,494	6,984
Other income	551	454	441	1,146	429
Other expense	4,453	4,497	4,443	4,094	4,437
Income before income tax expense	3,516	3,362	2,377	2,546	2,976
Income tax expense	817	706	411	535	334
Net income	$2,699	$2,656	$1,966	$2,011	$2,642
Earnings per common share
Basic	$0.35	$0.35	$0.26	$0.27	$0.41
Diluted	$0.35	$0.35	$0.26	$0.27	$0.41
Weighted average common shares outstanding
Basic	7,663,242	7,671,623	7,667,518	7,555,810	6,464,326
Diluted	7,663,593	7,672,284	7,667,518	7,555,969	6,467,628

2

Net Interest Income

Net interest income both as reported and on a fully tax equivalent basis, a non-GAAP measure, was $7.4 million for the quarter ended September 30, 2019. Net interest income on a fully tax-equivalent basis, a non-GAAP measure, increased $254,000, or 3.5 percent, from $7.2 million for the comparable quarter period in fiscal 2018. The change for the quarter ended September 30, 2019 primarily was the result of an increase of $106.3 million in the average balance of loans. The increase in average loans primarily reflects a net increase in commercial loans and, to a lesser extent, a net increase in residential loans. The net interest spread on an annualized tax-equivalent basis was 2.19 percent and 2.64 percent for the quarter ended September 30, 2019 and 2018, respectively. For the quarter ended September 30, 2019, the Company’s net interest margin on a tax-equivalent basis decreased to 2.45 percent as compared to 2.85 percent for the same three-month period in fiscal 2018.

Net interest income both as reported and on a fully tax equivalent basis, a non-GAAP measure, was $29.1 million for the fiscal year ended September 30, 2019. Net interest income on a fully tax equivalent basis, a non-GAAP measure, increased $1.9 million, or 7.1 percent, from $27.2 million for the fiscal year ended September 30, 2018. The change for the fiscal year ended September 30, 2019 primarily was the result of an increase of $117.5 million in the average balance of commercial loans. The net interest spread on an annualized tax-equivalent basis was 2.31 percent and 2.48 percent for the fiscal year ended September 30, 2019 and 2018, respectively. For the fiscal year ended September 30, 2019, the Company’s net interest margin on a tax-equivalent basis decreased to 2.57 percent as compared to 2.66 percent for the same twelve-month period in fiscal 2018.

Total Interest Income

For the quarter ended September 30, 2019, total interest income both as reported and on a fully tax-equivalent basis, a non-GAAP measure, was $12.7 million. Total interest income on a fully tax equivalent basis, a non-GAAP measure, increased $2.0 million, or 18.9 percent, from $10.7 million for quarter ended September 30, 2018, primarily due to a $106.3 million increase in the average balance of loans.

For the fiscal year ended September 30, 2019, total interest income both as reported and on a fully tax equivalent basis, a non-GAAP measure, was $47.7 million. Total interest income on a fully tax equivalent basis, a non-GAAP measure, increased $7.5 million, or 18.7 percent, from $40.2 million for the fiscal year ended September 30, 2018. Total interest income rose for the fiscal year ended September 30, 2019, compared to the comparable period in fiscal 2018, primarily due to a $117.5 million increase in average loan balances. Compared to the fiscal year ended September 30, 2018, average interest earning assets increased $109.5 million, the net interest spread decreased on an annualized tax-equivalent basis by seventeen basis points and the net interest margin decreased on an annualized tax-equivalent basis by nine basis points for fiscal year ended September 30, 2019.

3

Interest Expense

For the quarter ended September 30, 2019, interest expense increased by $1.8 million, or 50.2 percent, to $5.3 million, compared to the same period in fiscal 2018, primarily due to an increase of $1.5 million in interest expense on deposits mainly due to an increase in average rates. The increase in interest expense on deposits mainly reflects an increase in interest-bearing demand and time deposits. The annualized average rate of total interest-bearing liabilities increased 40 basis points to 2.00 percent for the quarter ended September 30, 2019, from 1.60 percent for the quarter ended September 30, 2018 and, on a linked sequential quarter basis, increased from 1.95 percent or five basis points compared to the third quarter of fiscal 2019. At the same time, the average balance of total interest-bearing liabilities increased by $176.8 million. This increase primarily reflects an increase in the average balance of total interest-bearing deposit accounts of $164.4 million and an increase in the average balance of borrowings of $12.4 million.

For the fiscal year ended September 30, 2019, interest expense increased by $5.6 million, or 43.0 percent, to $18.6 million, compared to the comparable period in fiscal 2018. The average rate of total interest-bearing liabilities increased 45 basis points to 1.90 percent for the fiscal year ended September 30, 2019, from 1.45 percent for the fiscal year ended September 30, 2018. At the same time, the average balance of total interest-bearing liabilities increased by $83.5 million. This increase primarily reflects an increase in the average balance of deposits of $88.3 million and a decrease in the average balance of borrowings of $4.8 million.  The increase in the average balance of deposits consisted primarily of a $72.8 million increase in the average balance of other interest-bearing deposit accounts, and a $16.1 million increase in the average balance of certificates of deposit accounts.

Other Income

Other income increased $122,000, or 28.4 percent, during the fourth fiscal quarter of 2019 compared with the same period in 2018. The increase in total other income was primarily due to a $136,000 increase in service charges and other fees offset in part by a $13,000 decrease in rental income. The increase in service charges and other fees during the quarter ended September 30, 2019 is primarily due to higher net swap fees through the Bank’s commercial loan hedging program. The decrease in rental income was primarily due to a loss of a tenant in our Downingtown/Lionville financial center building.

For the fiscal year ended September 30, 2019, other income decreased $712,000 compared to the same period in 2018. This decrease was primarily a result of a one-time $1.2 million gain recorded in 2018 on the sale of the Exton, Pennsylvania branch location. Additionally, there was a $65,000 decrease in net gains on sale of loans and a $25,000 decrease in rental income, partially offset by an increase of $528,000 in service charges and a $28,000 gain on sale of investments. The change in service charges and other fees during the fiscal year ended September 30, 2019 is primarily due to the recognition of approximately $708,000 of net swap fees through the Bank’s commercial loan hedging program during the first fiscal quarter of 2019.

Other Expense

Total other expense for the quarter ended September 30, 2019 increased $16,000, or 0.4 percent, when compared to the quarter ended September 30, 2018. The increase was primarily due to a $201,000 increase in other operating expense, and a $113,000 increase in net other real estate owned expense, partially offset by a $125,000 decrease in professional fees, an $81,000 decrease in salaries and employee benefits, and a $70,000 decrease in the federal deposit insurance premium. The increase in other operating expense was primarily due to the imposition of the Pennsylvania shares tax related to the Bank’s new standing as a National Association. The increase in net other real estate owned expense was mainly due to the payment of real estate taxes, while the decrease in salaries and employee benefits was primarily due to normal attrition. The reduction in the federal deposit insurance premium resulted from the Deposit Insurance Fund reserve ratio exceeding the official required reserve ratio, which in turn generates credits to qualified participating banks. The Company has a current credit balance of approximately $160,000 that can be used to offset premiums during the next several quarters, should FDIC reserves remain above the required reserve ratio level.

For the fiscal year ended September 30, 2019, total other expense decreased $316,000, or 1.8 percent, compared to the same period in 2018. The decrease primarily reflected a $1.1 million decrease in professional fees, and a $77,000 decrease in the federal deposit insurance premium. These decreases were offset by a $471,000 increase in other operating expenses, a $348,000 increase in salaries and employee benefits and a $192,000 increase in net other real estate owned expense. The decrease in professional fees during the twelve-month period ended September 30, 2019 was primarily due to lower legal expense. The reduction in the federal deposit insurance premium resulted from the aforementioned credit received during the fourth quarter of 2019. The increase in salaries and employee benefits reflects normal increases to salary and benefits. The increase in other operating expenses was primarily due to the Pennsylvania shares tax while the increase in net other real estate owned expense was due to expenses related to an other real estate owned (“OREO”) property.

4

The following table presents the components of Other Expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Salaries and employee benefits	$2,097	$2,223	$2,213	$2,008	$2,178
Occupancy expense	580	560	577	539	570
Federal deposit insurance premium	1	78	73	69	71
Advertising	17	30	30	30	30
Data processing	260	259	251	254	279
Professional fees	440	405	455	499	565
Net other real estate owned expense	113	30	28	21	—
Other operating expenses	945	912	816	674	744
Total other expense	$4,453	$4,497	$4,443	$4,094	$4,437

Income Taxes

The Company recorded $817,000 in income tax expense during the quarter ended September 30, 2019 compared to $334,000 in income tax expense during the quarter ended September 30, 2018. The effective tax rates for the Company for the quarter ended September 30, 2019 and 2018 were 23.2 percent and 11.2 percent, respectively. For the fiscal year ended September 30, 2019, income tax expense decreased $1.8 million, or 42.3 percent, to $2.5 million from $4.3 million for the fiscal year ended September 30, 2018. The effective tax rates for the Company for the fiscal year ended September 30, 2019 and 2018 were 20.9 percent and 36.9 percent, respectively.

5

Statement of Condition Highlights at September 30, 2019

•	Gross loans were $1.0 billion at September 30, 2019, increasing $106.6 million, or 11.7 percent, from September 30, 2018.

•	Total assets stood at $1.3 billion at September 30, 2019, increasing $231.3 million, or 22.4 percent, compared to September 30, 2018.

•	Deposits totaled $953.8 million at September 30, 2019, an increase of $179.6 million, or 23.2 percent, compared to September 30, 2018.

•	Federal Home Loan Bank (FHLB) advances totaled $133.0 million at September 30, 2019, an increase from $118.0 million at September 30, 2018.

•	The Bank had gross originations of $46.2 million during the quarter ended September 30, 2019, with net portfolio reduction of $2.4 million. Gross loan originations during the quarter consisted of $27.0 million in commercial loans, $10.9 million in residential mortgage loans, $6.4 million in construction and development loans, and $1.9 million in consumer loans.

•	Non-performing assets (“NPAs”) were 0.64 percent of total assets at September 30, 2019, compared to 0.30 percent at September 30, 2018. Allowance for loan losses as a percentage of total non-performing loans was 434.6 percent at September 30, 2019, compared to 294.7 percent at September 30, 2018.

•	Excluding one OREO property of $5.8 million, NPAs were 0.18 percent of total assets at September 30, 2019.

•	The Company’s ratio of shareholders? equity to total assets was 11.26 percent at September 30, 2019, compared to 10.72 percent at September 30, 2018.

•	Book value per common share amounted to $18.35 at September 30, 2019, compared to $16.84 at September 30, 2018.

•	The efficiency ratio, a non-GAAP measure, was 54.3 percent at September 30, 2019, compared to 58.3 percent at September 30, 2018.

6

Linked Quarter Statements of Condition Data

(in thousands, unaudited)

At quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Cash and due from depository institutions	$1,400	$1,535	$1,370	$1,377	$1,563
Interest bearing deposits in depository institutions	152,143	148,501	109,450	98,499	29,271
Investment securities, available for sale, at fair value	18,411	23,552	19,371	19,231	24,298
Investment securities held to maturity	22,485	23,323	26,789	29,323	30,092
Restricted stock, at cost	11,129	10,404	8,952	9,493	8,537
Loans receivable, net of allowance for loan losses	1,007,714	1,009,959	997,114	924,639	902,136
Other real estate owned	5,796	5,796	5,796	5,796	—
Accrued interest receivable	4,253	4,237	4,344	3,724	3,800
Property and equipment, net	6,678	6,795	6,948	7,067	7,181
Deferred income taxes, net	2,840	3,542	3,434	3,367	3,195
Bank-owned life insurance	19,891	19,766	19,643	19,524	19,403
Other assets	12,482	8,468	7,029	6,452	4,475
Total assets	$1,265,222	$1,265,878	$1,210,240	$1,128,492	$1,033,951
Deposits	$953,811	$957,199	$942,374	$843,200	$774,163
FHLB advances	133,000	133,000	98,000	118,000	118,000
Other short-term borrowings	—	—	—	—	2,500
Subordinated debt	24,619	24,579	24,540	24,500	24,461
Other liabilities	11,284	11,432	7,758	7,113	4,004
Shareholders' equity	142,508	139,668	137,568	135,679	110,823
Total liabilities and shareholders’ equity	$1,265,222	$1,265,878	$1,210,240	$1,128,492	$1,033,951

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition

(in thousands, unaudited)

For the quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Investment securities	$42,256	$49,408	$47,761	$53,882	$64,848
Loans	1,015,251	1,010,033	956,840	912,259	908,962
Allowance for loan losses	(10,143)	(10,061)	(9,408)	(8,638)	(9,077)
All other assets	204,912	164,424	130,712	123,643	72,535
Total assets	1,252,276	1,213,804	1,125,905	1,081,146	1,037,268
Non-interest bearing deposits	$44,104	$42,151	$41,035	$40,420	$43,330
Interest-bearing deposits	896,928	882,825	814,412	758,813	732,489
FHLB advances	133,000	115,363	101,000	116,859	118,326
Other short-term borrowings	54	—	277	761	2,522
Subordinated debt	24,602	24,563	24,523	24,483	24,440
Other liabilities	12,413	10,192	7,728	5,750	6,457
Shareholders’ equity	141,175	138,710	136,930	134,060	109,704
Total liabilities and shareholders’ equity	$1,252,276	$1,213,804	$1,125,905	$1,081,146	$1,037,268

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits
(in thousands, unaudited)
At quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Demand:
Non-interest bearing	$55,684	$48,580	$42,937	$39,734	$41,677
Interest-bearing	302,039	288,555	295,475	261,025	184,073
Savings	41,875	43,334	43,943	44,438	44,642
Money market	276,644	288,561	283,571	253,436	270,834
Time	277,569	288,169	276,448	244,567	232,937
Total deposits	$953,811	$957,199	$942,374	$843,200	$774,163

7

Loans

Total net loans amounted to $1.0 billion at September 30, 2019 compared to $902.1 million at September 30, 2018, for a net increase of $105.6 million or 11.7 percent. The allowance for loan losses amounted to $10.1 million and $9.0 million at September 30, 2019 and September 30, 2018, respectively. Average loans during the fourth fiscal quarter of 2019 totaled $1.0 billion as compared to $909.0 million during the fourth fiscal quarter of 2018, also representing a 11.7 percent increase.

At the end of the fourth quarter of fiscal 2019, the loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial loans accounting for 70.6 percent and single-family residential real estate loans accounting for 21.6 percent of the loan portfolio. Construction and development loans amounted to 4.3 percent and consumer loans represented 3.5 percent of the loan portfolio at such date. The increase in the loan portfolio at September 30, 2019 compared to September 30, 2018, primarily reflected an increase of $86.9 million in commercial loans, an increase of $22.8 million in residential mortgage loans and were offset by a $2.9 million decrease in construction and development loans, and a $289,000 decrease in consumer loans.

For the quarter ended September 30, 2019, the Company originated total new loan volume of $46.2 million, which was offset by prepayments totaling $25.1 million, amortization of $10.6 million, loan payoffs of $9.3 million, and participations of $3.6 million.

Loan Portfolio Composition (which does not include loans held for sale):

(in thousands, unaudited)
At quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Residential mortgage	$220,011	$216,114	$202,655	$202,306	$197,219
Construction and Development:
Residential and commercial	40,346	47,485	44,014	41,140	37,433
Land	3,420	3,809	5,696	7,180	9,221
Total construction and development	43,766	51,294	49,710	48,320	46,654
Commercial:
Commercial real estate	543,452	543,045	550,933	508,448	493,929
Farmland	7,563	5,388	12,041	12,054	12,066
Multi-family	62,884	64,050	64,328	44,989	45,102
Commercial and industrial	99,747	97,877	82,731	76,892	73,895
Other	4,450	5,356	8,111	7,344	6,164
Total commercial	718,096	715,716	718,144	649,727	631,156
Consumer:
Home equity lines of credit	19,506	19,348	18,466	14,484	14,884
Second mortgages	13,737	15,018	15,773	16,674	18,363
Other	2,030	2,081	1,904	1,915	2,315
Total consumer	35,273	36,447	36,143	33,073	35,562
Total loans	1,017,146	1,019,571	1,006,652	933,426	910,591
Deferred loan costs, net	663	494	478	460	566
Allowance for loan losses	(10,095)	(10,106)	(10,016)	(9,247)	(9,021)
Loans Receivable, net	$1,007,714	$1,009,959	$997,114	$924,639	$902,136

At September 30, 2019, the Company had $138.6 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. The Company's current "Approved, Accepted but Unfunded" pipeline at September 30, 2019 included approximately $144.6 million in commercial and construction loans and $23.3 million in residential mortgage loans expected to fund over the following quarters.

8

Asset Quality

Non-accrual loans were $1.8 million at September 30, 2019, a decrease of $866,000, or 32.2 percent, as compared to $2.7 million at September 30, 2018. The decrease in non-accrual loans was primarily due to the sale of one commercial real estate with an aggregate balance of approximately $367,000 during the fourth fiscal quarter of 2019. In addition, four residential loans and one consumer loan with aggregate balances of approximately $420,000 and $44,000, respectively, returned to accrual status during the fourth fiscal quarter of 2019. The portfolio of non-accrual loans at September 30, 2019 was comprised of twelve residential real estate loans with an aggregate outstanding balance of approximately $1.5 million and eleven consumer loans with an aggregate outstanding balance of approximately $288,000.

At September 30, 2019, non-performing assets totaled $8.1 million, or 0.64 percent of total assets, as compared with $3.1 million, or 0.30 percent of total assets, at September 30, 2018. The increase in non-performing assets at September 30, 2019 compared to September 30, 2018 was primarily due to the transfer to OREO of one commercial real estate loan in the amount of $5.8 million.

OREO was $5.8 million at September 30, 2019 and zero at September 30, 2018. Excluding the OREO property of $5.8 million, NPAs totaled $2.3 million, or 0.18 percent of total assets at September 30, 2019. During the fourth fiscal quarter a national tenant signed a lease agreement that is expected to make this OREO property produce income.

Performing Troubled Debt Restructuring (“TDR”) loans were $12.2 million at September 30, 2019 and $18.6 million at September 30, 2018.

Non-Performing Asset and Other Asset Quality Data:

(dollars in thousands, unaudited)
As of or for the quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Non-accrual loans(1)	$1,821	$2,189	$2,432	$2,562	$2,687
Loans 90 days or more past due and still accruing	502	228	—	759	374
Total non-performing loans	2,323	2,417	2,432	3,321	3,061
OREO	5,796	5,796	5,796	5,796	—
Total non-performing assets	$8,119	$8,213	$8,228	$9,117	$3,061
Performing TDR loans	$12,170	$11,824	$12,099	$12,164	$18,640

Non-performing assets / total assets	0.64%	0.65%	0.68%	0.81%	0.30%
Non-performing loans / total loans	0.23%	0.24%	0.24%	0.36%	0.34%
Net charge-offs(recoveries)	$11	$(34)	$101	$1,227	$128
Net charge-offs(recoveries)/average loans(2)	—%	(0.01)%	0.04%	0.54%	0.06%
Allowance for loan losses / total loans	0.99%	0.99%	0.99%	0.99%	0.99%
Allowance for loan losses / non-performing loans	434.6%	418.1%	411.8%	278.4%	294.7%

Total assets	$1,265,222	$1,265,878	$1,210,240	$1,128,492	$1,033,951
Total gross loans	1,017,146	1,019,571	1,006,652	933,426	910,591
Average loans	1,015,251	1,010,033	956,840	912,259	908,962
Allowance for loan losses	10,095	10,106	10,016	9,247	9,021

______________

(1)	Twenty-one loans totaling approximately $1.7 million, or 92.2 percent of the total non-accrual loan balance, were making payments at September 30, 2019.
(2)	Annualized.

9

The allowance for loan losses at September 30, 2019 amounted to approximately $10.1 million, or 0.99 percent of total loans, compared to $9.0 million, or 0.99 percent of total loans, at September 30, 2018. The Company did not record a provision for loan losses during the fiscal quarter ended September 30, 2019 compared to $125,000 for the fiscal quarter ended September 30, 2018.

Capital

At September 30, 2019, our total shareholders' equity amounted to $142.5 million, or 11.26 percent of total assets, compared to $110.8 million, or 10.72 percent of total assets at September 30, 2018. At September 30, 2019, the Bank’s common equity tier 1 ratio was 15.38 percent, tier 1 leverage ratio was 12.23 percent, tier 1 risk-based capital ratio was 15.38 percent and the total risk-based capital ratio was 16.40 percent. At September 30, 2018, the Bank’s common equity tier 1 ratio was 15.09 percent, tier 1 leverage ratio was 12.71 percent, tier 1 risk-based capital ratio was 15.09 percent and the total risk-based capital ratio was 16.13 percent. At September 30, 2019, the Bank was in compliance with all applicable regulatory capital requirements.

Under the Company’s approved stock repurchase plan, during the fiscal quarter ended September 30, 2019, the Company did not purchase any shares of its common stock in the open market under the repurchase plan. During the fiscal year ended September 30, 2019, the Company purchased 16,863 shares of its common stock in the open market under the repurchase plan at an average cost of $19.95 per share. At September 30, 2019, the Company had 177,653 shares remaining in the repurchase plan.

Non-GAAP Financial Measures

The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s net income is presented in the table below including non-core income and expense items.

(in thousands)
For the quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Net income as reported under GAAP	$2,699	$2,656	$1,966	$2,011	$2,642
Non-core items, net of tax:
OREO expense(1)	87	24	23	17	—
Audit expenses(2)	—	—	—	110	—
Other(3)	16	—	10	100	15
Core net income, non-GAAP	$2,802	$2,680	$1,999	$2,238	$2,657
Earnings per common share:
Diluted	$0.37	$0.35	$0.26	$0.30	$0.41
Weighted average common shares outstanding:
Diluted	7,663,593	7,672,284	7,667,518	7,555,969	6,467,628

(1)	Non-core items for the quarters ended September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018 include OREO expense of one commercial real estate loan.
(2)	Non-core items for the quarter ended December 31, 2018 consisted of expenses arising out of the dismissal of the Company’s Certifying Accountant, as previously announced in the Company’s Form 8-K filed on July 9, 2018, which required issuance of consent on previously audited consolidated financial statements.
(3)	Included in non-core items such as accelerated payoff and non-accrual interest amounts.

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The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Other income	$551	$454	$441	$1,146	$429
Less: Net investment securities gains	1	27	—	—	—
Other income, excluding net investment securities gains	$550	$427	$441	$1,146	$429

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis, plus other income, calculated as follows:

(dollars in thousands)
For the quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Other expense as reported under GAAP	$4,453	$4,497	$4,443	$4,094	$4,437
Less: non-core items(1)	113	30	28	160	—
Other expense, excluding non-core items, non-GAAP	$4,340	$4,467	$4,415	$3,934	$4,437
Net interest income (tax equivalent basis), non-GAAP	$7,426	$7,471	$7,263	$6,958	$7,172
Non-core items(2)	21	—	12	127	16
Net interest income (tax equivalent basis), including non-core items, non-GAAP	7,447	7,471	7,275	7,085	7,188
Other income, excluding gain on sale of investments	550	427	441	1,146	429
Total	$7,997	$7,898	$7,716	$8,231	$7,617

Efficiency ratio, non-GAAP	54.3%	56.6%	57.2%	47.8%	58.3%
___________

(1)	Non-core items for the quarters ended September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018 include OREO expense of one commercial real estate loan. In addition, non-core items for the quarter ended December 31, 2018 consisted of expenses arising out of the dismissal of the Company?s Certifying Accountant, as previously announced in the Company?s Form 8-K filed on July 9, 2018, which required issuance of consent on previously audited consolidated financial statements.
(2)	Included in non-core items such as accelerated payoff and non-accrual interest amounts.

The Company’s efficiency ratio, calculated on a GAAP basis, without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Efficiency ratio on a GAAP basis	55.9%	56.8%	57.8%	50.6%	58.9%

Net interest margin, which is net interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The Company revised its estimated annual effective tax rate to reflect a change in the federal statutory rate from 35 percent to 21 percent, resulting from the enactment of the Tax Cuts and Jobs Act of 2017. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the blended statutory rate of 21 percent for the current period and 24.5 percent for each of the prior periods presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

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(dollars in thousands)
For the quarter ended:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Net interest income (GAAP)	$7,418	$7,461	$7,249	$6,947	$7,109
Tax-equivalent adjustment(1)	8	10	14	11	63
TE net interest income, non-GAAP	$7,426	$7,471	$7,263	$6,958	$7,172

Net interest income margin (GAAP)	2.45%	2.54%	2.66%	2.65%	2.82%
Tax-equivalent effect	—	—	0.01	—	0.03
Net interest margin (TE), non-GAAP	2.45%	2.54%	2.67%	2.65%	2.85%

______________

(1)	Reflects tax-equivalent adjustment for tax exempt investments

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester, Delaware and Bucks counties, Pennsylvania, Palm Beach, Florida, and Morristown, New Jersey, its New Jersey regional headquarters. The Bank also operates a representative office in Montchanin, Delaware and a Private Banking Office in West Chester, Pennsylvania. Its primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and a strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

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Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; changes in the level of the Company’s nonperforming assets and charge offs; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risk involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2018 Annual Report on Form 10-K of Malvern Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, unless required by law.

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MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except for share and per share data)	September 30, 2019	September 30, 2018
(unaudited)
ASSETS
Cash and due from depository institutions	$1,400	$1,563
Interest bearing deposits in depository institutions	152,143	29,271
Total cash and cash equivalents	153,543	30,834
Investment securities available for sale, at fair value (amortized cost of $18,522 and $24,804 at September 30, 2019 and September 30, 2018, respectively)	18,411	24,298
Investment securities held to maturity (fair value of $22,609 and $28,968 at September 30, 2019 and September 30, 2018, respectively)	22,485	30,092
Restricted stock, at cost	11,129	8,537
Loans receivable, net of allowance for loan losses	1,007,714	902,136
Other real estate owned	5,796	—
Accrued interest receivable	4,253	3,800
Property and equipment, net	6,678	7,181
Deferred income taxes, net	2,840	3,195
Bank-owned life insurance	19,891	19,403
Other assets	12,482	4,475
Total assets	$1,265,222	$1,033,951
LIABILITIES
Deposits:
Non-interest bearing	$55,684	$41,677
Interest-bearing	898,127	732,486
Total deposits	953,811	774,163
FHLB advances	133,000	118,000
Other short-term borrowings	—	2,500
Subordinated debt	24,619	24,461
Advances from borrowers for taxes and insurance	1,761	1,305
Accrued interest payable	978	784
Other liabilities	8,545	1,915
Total liabilities	1,122,714	923,128
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,782,258 and 7,765,395 issued and outstanding, respectively, at September 30, 2019, and 6,580,879 shares issued and outstanding at September 30, 2018	78	66
Additional paid in capital	84,783	61,099
Retained earnings	59,744	50,412
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,192)	(1,338)
Accumulated other comprehensive (loss) income	(569)	584
Treasury stock, at cost: 16,863 shares at September 30, 2019	(336)	—
Total shareholders’ equity	142,508	110,823
Total liabilities and shareholders’ equity	$1,265,222	$1,033,951

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MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30,		Twelve months ended September 30,
(in thousands, except for share data)	2019	2018	2019	2018
(unaudited)
Interest and Dividend Income
Loans, including fees	$11,403	$10,041	$43,574	$36,862
Investment securities, taxable	222	262	982	1,094
Investment securities, tax-exempt	40	60	207	251
Dividends, restricted stock	177	134	627	467
Interest-bearing cash accounts	844	120	2,265	1,356
Total Interest and Dividend Income	12,686	10,617	47,655	40,030
Interest Expense
Deposits	4,083	2,559	14,348	9,200
Short-term borrowings	—	14	7	68
Long-term borrowings	802	552	2,693	2,200
Subordinated debt	383	383	1,532	1,527
Total Interest Expense	5,268	3,508	18,580	12,995
Net interest income	7,418	7,109	29,075	27,035
Provision for Loan Losses	—	125	2,379	954
Net Interest Income after Provision for Loan Losses	7,418	6,984	26,696	26,081
Other Income
Service charges and other fees	366	230	1,796	1,268
Rental income-other	59	72	243	268
Net gains on sale of investments	1	—	28	—
Net gains on sale of real estate	—	—	—	1,186
Net gains on sale of loans	—	6	37	102
Earnings on bank-owned life insurance	125	121	488	480
Total Other Income	551	429	2,592	3,304
Other Expense
Salaries and employee benefits	2,097	2,178	8,541	8,193
Occupancy expense	580	570	2,256	2,295
Federal deposit insurance premium	1	71	221	298
Advertising	17	30	107	152
Data processing	260	279	1,024	1,098
Professional fees	440	565	1,799	2,891
Net other real estate owned expense	113	—	192	—
Other operating expenses	945	744	3,347	2,876
Total Other Expense	4,453	4,437	17,487	17,803
Income before income tax expense	3,516	2,976	11,801	11,582
Income tax expense	817	334	2,469	4,276
Net Income	$2,699	$2,642	$9,332	$7,306

Earnings per common share
Basic	$0.35	$0.41	$1.22	$1.13
Diluted	$0.35	$0.41	$1.22	$1.13
Weighted Average Common Shares Outstanding
Basic	7,663,242	6,464,326	7,638,866	6,456,154
Diluted	7,663,593	6,467,628	7,639,166	6,459,510

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MALVERN BANCORP, INC AND SUBSIDIARIES SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	9/30/2019	6/30/2019	9/30/2018
(unaudited)
Statements of Operations Data

Interest income	$12,686	$12,456	$10,617
Interest expense	5,268	4,995	3,508
Net interest income	7,418	7,461	7,109
Provision for loan losses	—	56	125
Net interest income after provision for loan losses	7,418	7,405	6,984
Other income	551	454	429
Other expense	4,453	4,497	4,437
Income before income tax expense	3,516	3,362	2,976
Income tax expense	817	706	334
Net income	$2,699	$2,656	$2,642
Earnings (per Common Share)
Basic	$0.35	$0.35	$0.41
Diluted	$0.35	$0.35	$0.41
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$18,411	$23,552	$24,298
Investment securities held to maturity (fair value of $22,609, $23,309 and $28,968, respectively)	22,485	23,323	30,092
Loans, net of allowance for loan losses	1,007,714	1,009,959	902,136
Total assets	1,265,222	1,265,878	1,033,951
Deposits	953,811	957,199	774,163
FHLB advances	133,000	133,000	118,000
Short-term borrowings	—	—	2,500
Subordinated debt	24,619	24,579	24,461
Shareholders' equity	142,508	139,668	110,823
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	7,663,242	7,671,623	6,464,326
Diluted	7,663,593	7,672,284	6,467,628
Operating Ratios
Return on average assets	0.86%	0.88%	1.02%
Return on average equity	7.65%	7.66%	9.63%
Average equity / average assets	11.27%	11.43%	10.58%
Book value per common share (period-end)	$18.35	$17.99	$16.84
Non-Financial Information (Period-End)
Common shareholders of record	391	396	405
Full-time equivalent staff	82	84	85

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